                                                             EXHIBIT 10.1.4


                    FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT
                                     BETWEEN
                        ALL AMERICAN COMMUNICATIONS, INC.
                                       AND
                                ANTHONY J. SCOTTI

       This Fourth Amendment to Employment Agreement ("Amendment") entered into as of this 26th day of February, 1996, between All American Communications, Inc. (the "Company") and Anthony J. Scotti ("Executive") hereby amends that certain Employment Agreement, dated February 25, 1991, between the Company and Executive, as amended by that certain Amendment No. 1, that certain Amendment No. 2 and that certain Amendment No. 3 to Employment Agreement (collectively, the "Employment Agreement").

       In consideration of Executive's agreement to an extension of the Term (as defined below), the parties hereby amend the Employment Agreement as follows:

       1. Effective as of the date hereof, paragraph 1.4.1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

              1.4.1 The Term of this Employment Agreement shall commence on February 25, 1991 and shall end on the tenth anniversary of the commencement date of this Employment Agreement (the "Term").

       2. Effective as of the date hereof, paragraph 2.3 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

              2.3 Options. The Company and Executive agree that Executive's contractual rights to annual stock option awards pursuant to the Company's 1994 Stock Incentive Plan (the "1994 Plan") in 1996 and in future years of the Term are hereby terminated. Simultaneously with the execution of the Amendment, the Company and Executive have executed one or more stock option agreements providing for the following stock option awards (the descriptions of which are qualified in their entirety by the respective stock option grants):

                   2.3.1 Pursuant to the terms of the Company's 1991 Incentive
              Stock Option Plan (the "1991 Plan"), Executive has received a discretionary incentive stock option grant by the stock option committee of the Board of Directors (the "Option Committee") to purchase 50,000 shares of Common Stock at $10.8625 per share (i.e. 110% of the fair market value of the Common Stock on the date hereof), the entire amount of which is immediately vested as of the date hereof (subject to certain limitations on exercisability).

                   2.3.2 Pursuant to the terms of the Company's 1994 Plan,
              Executive has received a non-qualified discretionary option by the Option Committee to purchase 250,000 shares of Common Stock at $9.875 per share (i.e. 100% of the fair market value of the Common Stock on the date hereof), the entire amount of which is immediately vested as of the date hereof.

                   2.3.3 Pursuant to the terms of the Company's 1994 Plan,
              Executive has received, subject to shareholder ratification, a non-qualified discretionary option by the Option Committee to purchase 1,200,000 shares of Class B Common Stock at $7.875 per share (i.e. 100% of the fair market value of the Class B Common Stock on the date hereof), the entire amount of which is exercisable at such time as Executive has been in the continuous employment of the Company for a period of 9 years and 9 months, subject to accelerated vesting in 1996, 1997, 1998 and 1999 in tranches of 300,000 shares each year upon the achievement of certain performance criteria established annually by the Option, compensation or similar committee of the Board of Directors or by the Board of Directors. Notwithstanding anything to the contrary contained in this paragraph 2.3.2, all such shares shall vest immediately, subject to the provisions of the 1994 Plan, upon the occurrence of an "Event" as that term is defined in the 1994 Plan, unless (i) such Event occurs within 6 months of shareholder approval of the stock option grant, or (ii) such Event consists of the occurrence of an event specified in subparagraphs (2) or (3) of the definition of "Event" at a price (whether payable in cash, securities, other property or a combination of the foregoing or otherwise) of less than $15.00 per share of Class B Common Stock.

       3. Effective as of the date hereof, paragraph 3.2.1 of the Employment Agreement shall remain in full force and effect except that the first sentence is hereby amended to read as follows:

              Executive shall have the right, at his election, to terminate the Term for "Company's Material Breach", which shall consist of the Company's failure or refusal to comply with a material term of this Agreement or misfeasance or gross negligence in performing under this Agreement.

       4. Effective as of the date hereof, the following is added as paragraph 3.2.1.A:

              3.2.1.A   Termination on Occurrence of Event. Executive shall have
              the right, at his election, to terminate the Term upon the occurrence of an Event, by giving written notice to the Company, stating the effective date of the termination, within 120 days of the Event (the "Termination Period"). The ability to terminate the Term pursuant to paragraph 3.2.1.A shall lapse if not exercised within the Termination Period.

       5. Effective as of the date hereof, paragraph 3.2.2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

              3.2.2     Effect of Termination by Executive.

              (a) Material Breach. Subject to the provisions of paragraph 3.4 below, should Executive terminate the Term due to Company's Material Breach in accordance with the provisions of paragraph 3.2.1, the Company shall, for the then remainder of the Term, pay to Executive or provide Executive with (i) Executive's Fixed Annual Compensation and (ii) Insurance Benefits. Company shall also pay to Executive (i) Incentive Compensation and Deferred Incentive Compensation that Executive would have earned during the fiscal year in which such termination occurred pro rated based upon the portion of the fiscal year in which Executive actually served prior to such termination and (ii) any bonuses related to the products of the Company that were earned by Executive but unpaid at the time of termination hereunder. All other benefits provided for in this Employment Agreement and compensation payable under this Agreement shall cease on the date of termination of employment except to the extent accrued as of such date or otherwise provided for elsewhere herein or therein.

              (b) Occurrence of Event. Should Executive terminate the term in accordance with the provisions of paragraph 3.2.1.A, all benefits provided for in this Employment Agreement and compensation payable under this Agreement shall cease on the date of termination of employment except to extent accrued and/or vested as of the termination date or otherwise provided for elsewhere herein or therein, except for any bonuses related to the products of the Company earned by Executive but unpaid at the time of the termination hereunder.

              (c) Termination for any other reason. Should Executive terminate the Term other than for the Company's Material Breach or in accordance with the provisions of paragraphs 3.2.1A, such termination shall be treated as a termination by the Company for "Good Cause".

       6. Effective as of the date hereof, the following is added as paragraph 3.6:

       3.6 Potential Excise Taxes. Should any payments from the Company to Executive, in whatever form, made either hereunder or under any other plan or arrangement between said parties (the "Payment"), be subject to excise tax pursuant to section 4999 of the Internal Revenue Code or any successor or similar provision thereto, or comparable state or local tax laws (an "Excise Tax"), the Company shall pay to Executive such additional compensation (the "Additional Compensation") as necessary so that the net amount retained by Executive, after deduction of the Excise Tax, and any Federal, state or local taxes on the Additional Compensation (including any additional Excise Tax on the Additional Compensation), shall be the same as the after-tax position he would have been in had no Excise Tax (or interest or penalties thereon) been paid or incurred on the Payment; provided however, that in no event shall the Additional

       Compensation exceed two times the amount of the Excise Tax calculated with respect to the Payment. For purposes of determining the amount of the Additional Compensation, Executive shall be deemed to pay Federal, state and local income taxes at the highest marginal rate of taxation in the calender year in which the Payment is to be made. The Company shall pay such Additional Compensation upon the earlier of (i) the time at which the Company is required to withhold Excise Tax with respect to any portion of the Payment or (ii) 30 days after Executive notifies the Company that Executive has filed a tax return that takes the position that an Excise Tax is due and payable with respect to any portion of the Payment in reliance on a written opinion of Executive's tax counsel that it is more likely than not that such excise tax is due and payable. For purposes of clause (i) of the preceding sentence, the determination of whether Excise Tax must be withheld by the Company with respect to the Payment shall be made by independent tax counsel selected by the Company and reasonably acceptable to the Executive. If Executive makes any payment with respect to any such Excise Tax as a result of an adjustment to Executive's tax liability by any Federal, state or local authority, the Company will pay the Executive the appropriate amount of Additional Compensation within 30 days after Executive notifies the Company of such payment; provided however, that without limiting the obligation of the Company hereunder, Executive agrees, in the event Executive believes that he is required to make any such payment, to negotiate with the Company in good faith with respect to procedures reasonably requested by the Company that would afford the Company the ability to contest the imposition of such Excise Tax; provided however, that Executive will not be required to afford the Company any right to contest the applicability of any such Excise Tax to the extent that Executive reasonably determines that such contest is inconsistent with the overall tax interests of Executive. The Company agrees to hold in confidence and not to disclose, without Executive's prior written consent, any information with regard to Executive's tax position that Company obtains pursuant to this paragraph 3.6.

       7. Except as expressly amended hereby, all terms and provisions of the Employment Agreement shall remain in full force and effect.

       IN WITNESS WHEREOF the parties hereto have cause this Amendment to be duly executed as of the date first written above.

                                       ALL AMERICAN COMMUNICATIONS, INC.,
                                       a Delaware Corporation

                                       By:   /s/ Thomas Bradshaw
                                             Chief Financial Officer

                                       Title: _____________________



                                       /s/ Anthony J. Scotti